Exhibit 99.1

FOR RELEASE THURSDAY, APRIL 26, 2018

Investor Contact:	Press Contact:

Kenneth Levy	Jordan Hassin
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	jordan.hassin@iridium.com

IRIDIUM ANNOUNCES FIRST-QUARTER 2018 RESULTS; COMPANY

AFFIRMS 2018 AND LONG-RANGE OUTLOOK

MCLEAN, Va. – April 26, 2018 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the first quarter of 2018 and affirmed its full-year 2018 and long-range outlook. Net income was $11.5 million, or $0.07 per diluted share, for the first quarter of 2018, as compared to $37.9 million, or $0.30 per diluted share, for the first quarter of 2017. This decrease in net income was primarily the result of a $25.0 million increase in depreciation and amortization expense compared to the year-ago period and the recognition of a $14.2 million gain in the prior year period triggered by the Company’s insourcing transaction with Boeing. Operational EBITDA (“OEBITDA”)(1) for the first quarter was $68.5 million, as compared to $64.3 million for the prior-year period, representing a year-over-year increase of 6% and an OEBITDA margin(1) of 57%. OEBITDA benefitted from higher equipment sales and continued growth in the Company’s Internet of Things (“IoT”) data business.

Iridium reported first-quarter total revenue of $119.1 million, which consisted of $89.7 million of service revenue and $29.4 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 14% from the comparable period of 2017, while service revenue grew 10% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 75% of total revenue for the first quarter of 2018.

The Company ended the quarter with 996,000 total billable subscribers, which compares to 869,000 for the year-ago period and is up from 969,000 for the quarter ended December 31, 2017. Total billable subscribers grew 15% year-over-year, driven by growth in commercial IoT and government customers. The Company currently has over one million subscribers.

“2018 started on a strong note with continued subscriber additions in commercial IoT and better than expected equipment sales. These drivers led to a 14% increase in total sales for the quarter in what is normally a seasonally slow period. We feel very good about our momentum, especially with the upcoming launch of Iridium CertusSM, and remain confident in the full-year guidance we affirmed this morning,” said Matt Desch, CEO, Iridium.

Commenting on Iridium® NEXT, Desch said, “With another successful launch in March, we now have three-quarters of the operational Iridium NEXT constellation in orbit. We are scheduled to complete the launch phase of this mission later this year and eagerly await our next launch – a rideshare with the GRACE-FO spacecraft – scheduled for May 19 from Vandenberg Air Force Base.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 57% of the Company’s total revenue during the first quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $67.7 million, up 13% from last year’s comparable period.

•	Commercial voice and data subscribers increased 1% from the year-ago period to 354,000 customers. Commercial voice and data average revenue per user (“ARPU”)

increased during the first quarter to $41. Commercial IoT data subscribers grew 25% from the year-ago period to 538,000 customers. Commercial IoT data ARPU was steady during the first quarter at $13.

•	Iridium’s commercial business ended the quarter with 892,000 billable subscribers, which compares to 783,000 for the year-ago period and is up from 869,000 for the quarter ended December 31, 2017. IoT data subscribers represented 60% of billable commercial subscribers at the end of the quarter, an increase from 55% at the end of the prior-year period.

•	Hosted payload and other data service revenue increased $3.0 million, or 253%, from the prior year primarily due to increased hosting and data services and increased satellite timing and locations services. We anticipate revenue from our hosting and data services to continue to increase as more Iridium NEXT satellites are placed into service over the launch campaign, which we expect to complete in 2018.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates under two Defense Information Systems Agency (“DISA”) contracts, which include a $400 million, five-year, fixed-price agreement for satellite communications services and a $38 million, multi-year contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $22 million, consistent with the prior-year period, as the final step up in the fixed fee under the Company’s airtime services contract with DISA occurred in 2015.

•	Iridium’s government business ended the quarter with 104,000 subscribers, which compares to 86,000 for the year-ago period and is up from 100,000 for the quarter ended December 31, 2017. Government voice and data subscribers increased 18% from the year-ago period to 53,000 as of March 31, 2018. IoT data subscribers increased 24% year-over-year and represented 49% of government subscribers, an increase from 48% at the end of the prior-year period.

Equipment

•	Equipment revenue was $25.8 million during the first quarter, up 51% from the prior-year period.

•	The Company now forecasts equipment sales in 2018 to be in line with 2017.

Engineering & Support

•	Engineering and support revenue was $3.6 million during the first quarter, compared to $5.5 million in the prior year’s quarter, primarily due to the episodic nature of government-sponsored projects.

Capital expenditures were $83.0 million for the first quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT. The Company ended the first quarter with credit facility gross debt of $1.8 billion and a cash and marketable securities balance of $450.7 million. Net debt was $1.5 billion, calculated as $1.8 billion of credit facility gross debt and $360.0 million of unsecured notes, less $450.7 million of cash and marketable securities, as well as $189.2 million in restricted cash.

In the first quarter, the Company completed a debt issuance and an amendment to its credit facility to solidify its liquidity position. The $360 million in senior unsecured notes will bear interest at 10.25% per annum and mature on April 15, 2023. Among other changes, the credit facility amendment delays a portion of the required principal repayments under that facility for 2018, 2019 and 2020 into 2023 and 2024. Together, these actions provide the Company with sufficient cash to meet its needs, including principal and interest payments, for the next several years.

2018 Outlook

The Company affirmed its full-year 2018 outlook for total service revenue growth and OEBITDA. Based on expectations that approximately $14 million in hosting revenues from Aireon will be recognized in 2018, the Company continues to expect:

•	Total service revenue growth between 10% and 12% for the full-year 2018.

•	Full-year 2018 OEBITDA between $280 million and $290 million. OEBITDA for 2017 was $265.6 million.

Long-Range Outlook

The Company also affirmed its long-range outlook for total service revenue growth, OEBITDA margin, cash taxes, peak net leverage and 2019 net leverage. Based on the expected 2018 Iridium NEXT system completion, the Company continues to expect:

•	Total service revenue of approximately $440 million for the full-year 2019.

•	OEBITDA margin of approximately 60% in 2019.

•	Negligible cash taxes through approximately 2020.

•	Peak net leverage of 6.0x to 6.5x OEBITDA in 2018.

•	Net leverage of approximately 4.5x OEBITDA in 2019.

(1)	Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, the impact of purchase accounting, and non-cash gain from the Boeing transaction. Iridium NEXT revenue and expenses were excluded from Operational EBITDA through 2017. In 2018, Iridium NEXT revenues and recurring Iridium NEXT expenses (recurring Iridium NEXT expenses are not part of the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”)) will no longer be excluded in calculating Operational EBITDA. U.S. GAAP requires that certain of the Construction Costs be expensed. These Construction Costs, which beginning in 2018 will principally consist of in-orbit insurance, will continue to be excluded from the calculation of Operational EBITDA through 2019. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, the impact of purchase accounting, and non-cash gain from the Boeing transaction, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2018 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

(In thousands)

	Three Months Ended March 31,
	2018	2017
GAAP net income	$11,472	$37,948
Interest (income) expense, net	4,165	(833)
Income taxes	3,839	18,400
Depreciation and amortization	38,465	13,507
Iridium NEXT expenses, net	6,576	2,840
Share-based compensation	3,958	3,481
Non-cash gain on Boeing transaction	—	(11,003)

Operational EBITDA	$68,475	$64,340

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, April 26, 2018. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call ID is 6398615. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth and OEBITDA for 2018; service revenue, OEBITDA margin, cash taxes and leverage over the longer-term; the timing of Iridium NEXT launches and the introduction of related services, including Iridium Certus; anticipated equipment revenue, and the Company’s future liquidity needs. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the manufacture and launch of and transition to Iridium NEXT, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (“SEC”) on February 22, 2018, and in the Company’s Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on April 26, 2018, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended March 31,
	2018	2017
Revenue
Service revenue
Commercial	$67,742	$59,773
Government	22,000	22,000

Total service revenue	89,742	81,773
Subscriber equipment	25,782	17,114
Engineering and support service	3,624	5,539

Total revenue	119,148	104,426

Operating expenses
Cost of services (exclusive of depreciation and amortization)	18,952	16,958
Cost of subscriber equipment sales	15,214	10,104
Research and development	4,583	3,227
Selling, general and administrative	22,495	19,217
Depreciation and amortization	38,465	13,507

Total operating expenses	99,709	63,013

Gain on Boeing transaction	—	14,189

Operating income	19,439	55,602

Other income (expense)
Interest income (expense), net	(4,165)	833
Undrawn credit facility fees	—	(25)
Other income (expense), net	37	(62)

Total other income (expense), net	(4,128)	746

Income before income taxes	15,311	56,348
Provision for income taxes	(3,839)	(18,400)

Net income	11,472	37,948
Series A preferred stock dividends, excluding cumulative dividends	1,750	1,750
Series B preferred stock dividends, excluding cumulative dividends	2,109	2,109

Net income attributable to common stockholders	$7,613	$34,089

Operational EBITDA	$68,475	$64,340

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended March 31,
	2018	2017	% Change
Revenue
Service revenue(1)
Commercial
Voice and data and IoT data service
Voice and data	$43,730	$41,646	5%
IoT data(2)	19,783	16,930	17%
Hosted payload and other data service (3)	4,229	1,197	253%

Total commercial data service	67,742	59,773	13%
Government service revenue(4)	22,000	22,000	0%

Total service revenue	89,742	81,773	10%

Subscriber equipment	25,782	17,114	51%

Engineering and support(5)
Commercial	81	471	-83%
Government	3,543	5,068	-30%

Total engineering and support	3,624	5,539	-35%

Total revenue	$119,148	$104,426	14%

Operational EBITDA
Operational EBITDA	$68,475	$64,340	6%

Other

Capital expenditures (6)	$82,961	$48,944

Net debt (7)	$1,520,296	$1,245,865

Cash, cash equivalents, and marketable securities	$450,732	$419,135

Credit facility	$1,800,000	$1,800,000
Deferred financing costs	(100,451)	(115,621)

Credit facility, net	$1,699,549	$1,684,379

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.‘s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Hosted payload and other services consist primarily of services that do not have traditional billable subscribers, but are based on capacity. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.‘s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.
(4)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(5)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.‘s satellite system.
(6)	Capital expenditures based on cash spent in the respective period.
(7)	Net debt is calculated by taking the sum of the gross credit facility and gross high yield notes, less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of March 31,
	2018	2017	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data and IoT data service
Voice and data	354	351	1%
IoT data	538	432	25%

Total commercial voice and data and IoT data service	892	783	14%

Government
Voice and data and IoT data service
Voice and data	53	45	18%
IoT data	51	41	24%

Total government voice and data and IoT data service	104	86	21%

Total billable subscribers	996	869	15%

	Three Months Ended March 31,
	2018	2017	% Change
Net Billable Subscriber Additions From Prior Quarter
Commercial
Voice and data and IoT data service
Voice and data	(5)	(2)	-150%
IoT data	28	19	47%

Total commercial voice and data and IoT data service	23	17	35%
Government
Voice and data and IoT data service
Voice and data	1	1	0%
IoT data	3	1	200%

Total government voice and data and IoT data service	4	2	100%

Total net billable subscriber additions	27	19	42%

	Three Months Ended March 31,
	2018	2017	% Change
ARPU (2) (3)
Commercial
Voice and data	$41	$39	5%
IoT data	$13	$13	0%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items, and is excluded from presentation above.
(3)	Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.